Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED

FEBRUARY 3, 2007

– Company posts fourth quarter income from continuing operations of $21.6 million

vs. loss of $29.9 million last year –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (March 7, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended February 3, 2007.

The Company announced today in a separate release that comparable store sales increased 24.7% for the four weeks ended March 3, 2007 compared to the four weeks ended February 25, 2006.

The Company sold its Saks Department Store Group (“SDSG”) businesses in 2005 and 2006, and the sold SDSG businesses are presented as “discontinued operations” in the current and prior year periods. Saks Fifth Avenue (“SFA”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of Fourth Quarter Results

Saks Incorporated recorded income from continuing operations of $21.6 million, or $.14 per share, for the fourth quarter ended February 3, 2007. Net income (after discontinued operations) totaled $21.5 million, or $.14 per share.

The fourth quarter included the following after-tax amounts:

•	expenses of approximately $10.0 million, or $.07 per share, for retention and severance as the Company downsizes following the disposition of its SDSG businesses,

•

an $8.2 million, or $.05 per share, non-cash charge related to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilutive adjustment made to outstanding options resulting from the Company’s $4 per share dividend paid in the fourth quarter,

•	net charges of $2.7 million, or $.02 per share, primarily related to a write down of assets held for disposition,

•

expenses of approximately $1.4 million, or $.01 per share, for legal and other costs associated with the previously disclosed ongoing investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York,

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•	an insurance deductible adjustment (credit) of $1.0 million, or $.01 per share, related to the New Orleans store, and

•	income of approximately $14.4 million, or $.09 per share, primarily due to the favorable conclusion of certain tax examinations and the adjustment of certain tax valuation allowances.

The current year period includes an extra week, creating a 14-week fiscal fourth quarter and a 53-week fiscal year that occurs every six years in the accounting cycle for the Company and many other retailers. Management estimates that the extra week added $.06 to earnings per share for the fourth quarter and the current year.

For the prior year fourth quarter ended January 28, 2006, the Company recorded a loss from continuing operations of $29.9 million, or $.22 per share. After recognition of the Company’s after-tax gain from discontinued operations of $27.6 million, or $.20 per share, the net loss totaled $2.2 million, or $.02 per share, for the prior year fourth quarter. The prior year fourth quarter included net after-tax charges of:

•	$7.5 million, or $.06 per share, primarily related to asset impairments and dispositions,

•	expenses of approximately $5.9 million, or $.04 per share, for retention and severance, and

•	expenses of approximately $1.7 million, or $.01 per share, for legal and other costs associated with the previously disclosed investigations.

Comments on the Quarter

Steve Sadove, Chief Executive Officer of the Company, noted, “We are pleased with the significant increase in operating income for the quarter which was driven by strong comparable store sales, substantial improvement in the gross margin rate, and solid expense management.”

“Our fourth quarter comparable store sales increase of 9.9% and gross margin rate improvement of 430 basis points indicate that we have made much progress on understanding our core customer by market and on refining our merchandise assortments in each of our stores. Our sell-throughs of full-priced merchandise have improved significantly, and our customer service, clienteling, and marketing efforts continue to improve.”

“I am most pleased with the commitment, excitement, and level of teamwork throughout our entire organization,” Sadove also noted. “We are well on our way to a cultural transformation at Saks Fifth Avenue, and we have a clear and compelling vision of the future that the entire organization is embracing. We have streamlined and strengthened the organizational structure and created a more inclusive culture with a focus on collaboration. These changes are paying off.”

Sadove continued, “Traffic, number of transactions, and average ticket trends all improved for the quarter, and nearly all merchandise categories and geographies performed very well during the period. We saw strong performance from our New York City flagship and most other flagship stores, as well as many of our stores in secondary trade areas where we have intensified our focus and substantially enhanced the merchandise assortments. The Saks Direct business posted a sales increase of nearly 40% over last year’s fourth quarter, and we experienced improving trends at Off 5th.”

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Fourth quarter SG&A expenses increased by approximately $40.7 million, or 50 basis points, over last year’s fourth quarter. The dollar increase was driven by increased variable expenses associated with the fourth quarter $137.2 million sales increase and incremental performance-based incentive compensation expenses, as well as items that management does not expect to be long-term continuing obligations of the Company (totaling approximately $31.1 million on a pre-tax basis) such as the FAS 123(r) charge, investigation-related expenses, severance/retention expenses, and the insurance deductible adjustment. Sadove noted, “Excluding the items not considered long-term continuing obligations, we achieved an approximate 110 basis point improvement in the fourth quarter SG&A expense rate as a percent of sales.”

Overview of Fiscal Year Results

For the fiscal year ended February 3, 2007, the Company recorded a loss from continuing operations of $7.3 million, or $.05 per share. After recognition of the Company’s after-tax gain from discontinued operations of $61.1 million, or $.45 per share, net income totaled $53.7 million, or $.40 per share. The current year also included the following after-tax amounts:

•	expenses of approximately $22.3 million, or $.16 per share, related to retention and severance,

•

a $21.0 million, or $.15 per share, non-cash charge related to the treatment under FAS 123(r) of the anti-dilutive adjustment made to outstanding options resulting from the Company’s $4 per share dividends paid in the second and fourth quarters,

•	net charges of $7.8 million, or $.06 per share, primarily related to asset impairments and dispositions,

•	expenses of approximately $3.6 million, or $.03 per share, related to the aforementioned investigations,

•	an insurance deductible adjustment (credit) of $1.0 million, or $.01 per share, related to the New Orleans store,

•	a one-time gain of $2.6 million, or $.02 per share, resulting from modifications made to SFA’s pension plan, and

•	income of approximately $16.8 million, or $.12 per share, due to the favorable conclusion of certain tax examinations and the adjustment of certain tax valuation allowances.

In accordance with the provisions of FAS 123(r), which became effective at the beginning of the Company’s fiscal year, the Company recorded an after-tax non-cash $21.0 million charge for the year ended February 3, 2007 related to the adjustment of the number of stock options and their associated exercise prices. As a result of the two $4 per share dividends paid in 2006, the Company’s Board of Directors exercised its discretion under anti-dilution provisions of the Company’s employee stock option plans to adjust the exercise price and number of stock options to reflect the change in the share price on the respective ex-dividend dates. The option holders received no incremental economic value from the anti-dilution adjustments; however, the application of the FAS 123(r) revaluation requirements resulted in a $21.0 million after-tax non-cash charge.

For the prior year fiscal year ended January 28, 2006, the Company recorded a loss from continuing operations of $133.6 million, or $.97 per share. After recognition of the Company’s after-tax gain from discontinued operations of $156.0 million, or $1.13 per share, net income totaled $22.3 million, or $.16 per share. The prior year included the following after-tax amounts:

•	a $17.9 million, or $.13 per share, loss on debt extinguishment,

•	expenses of approximately $15.4 million, or $.11 per share, for retention and severance,

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•	expenses of approximately $12.0 million, or $.09 per share, related to the aforementioned investigations,

•	net charges of $6.1 million, or $.04 per share, primarily related to asset impairments and dispositions,

•	expenses of approximately $1.6 million, or $.01 per share, related to the insurance deductible for the SFA New Orleans store,

•	a net gain of approximately $8.9 million, or $.06 per share, related to the New Orleans store insurance settlement, and

•	income of approximately $1.0 million, or $.01 per share, relating to the Company’s estimated share of proceeds from the Visa/MasterCard antitrust litigation settlement.

Year-End Balance Sheet Highlights

Consolidated inventories at February 3, 2007 totaled $785.3 million, an approximate 3% decrease from the prior year (excluding inventories included within the assets held for sale classifications). The decrease reflects the disposition of Parisian-related inventories offset by increased inventories at SFA. Consolidated comparable store inventories increased approximately 20% over last year, attributable to a planned increase at SFA.

Sadove noted, “After paring back the inventory investment at SFA in 2005 and in early 2006, we began in mid-2006 to make much-needed targeted inventory reinvestments. As we completed the detailed planning process for a majority of our store base and simultaneously reviewed benchmark and competitive data, we concluded that we needed to further increase our inventory levels in specific strategic areas in order to drive sales productivity.”

Sadove continued, “Of the incremental investment, nearly 40% resides in replenishment or continuative product, which we believe has minimal markdown risk. The balance of the increase is attributable to two principal categories.

“First, we have made key strategic investments resulting from our ‘parallel planning’ process and in key items and vendor intensifications in such high-potential areas as footwear, handbags, and men’s. In the aggregate, we believe these investments bring low-to-moderate risk, with the low risk of the key item and vendor intensifications mitigating the short-term, higher risk of the parallel planning investments. Secondly, we have invested in certain core designer ready-to-wear brands that we believe carry a normalized risk profile. We are experiencing above-average growth in all of these areas of the business. As noted previously, February comparable store sales grew nearly 25%.”

The Company ended the fiscal year with approximately $278 million of cash on hand. At year end, the Company had no outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at February 3, 2006 totaled approximately $687 million, and debt-to-capitalization was 38.5% (without giving effect to cash on hand).

During the fourth quarter, the Company paid a $4 per share special cash dividend to shareholders, which totaled approximately $559 million. The Company repurchased approximately 450,000 shares of common stock during the fiscal year for a total of approximately $6.5 million. The Company has remaining availability of approximately 37.4 million shares under its existing repurchase authorization programs.

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Sadove added, “We believe that our invested cash and the unfunded liquidity in our revolving credit facility will provide adequate flexibility for potential additional balance sheet refinements, further investments in our business, and additional purchases of common stock. We still believe it is appropriate to target ongoing financial leverage with a Funded Debt/EBITDA ratio of less than 2.5x.”

Net capital spending for the fiscal year ended February 3, 2007 totaled approximately $160 million, of which approximately $30 million related to the sold Parisian business.

Comments on the Year

Sadove noted, “We remain intensely focused on creating shareholder value, and I believe we have executed many value-creating actions over the last year. We completed the sale of our traditional department store businesses, using $1.1 billion of the proceeds to pay dividends to our shareholders. Most importantly, we have improved the strategic positioning of Saks Fifth Avenue which led to a meaningful year-over-year improvement in operating performance. Specifically, we have:

•	Strengthened the SFA leadership team and made expected progress on streamlining and appropriately sizing the organizational structure and in reducing corporate overhead and other operating expenses.

•

Substantially improved our merchandise assortments by store through the implementation of “parallel planning,” initiating the “9-box grid” assortment matrix process, an increased focus on key items, and offering more exclusive and unique products.

•	Made targeted capital improvements to enhance the productivity of our existing stores.

•	Re-opened our New Orleans location, where sales are currently exceeding our expectations.

•	Made improvements in merchandise planning and allocation including organizational enhancements, improved disciplines and processes, and implementation of an upgraded merchandise planning system.

•

Continued to improve the customer experience and clienteling through strengthening training programs and migrating more of the selling force to commissioned-based pay. We also piloted an innovative, ‘best-in-class’ web-based point-of-sale and clienteling system in four stores.

•	Continued to grow the Saks Direct business by further enhancing our product offerings and customer service features. 2006 revenues were up over 30% over last year.”

Outlook for 2007 and Beyond

Sadove commented, “I remain optimistic about the potential of the Saks Fifth Avenue business. The growth prospects and competitive dynamics of the luxury sector remain strong. We are fortunate to have what I believe is the most recognized brand name in luxury retailing, a top quality real estate portfolio led by our New York flagship store, terrific vendor relationships, and a great service legacy.”

Sadove said, “We remain confident that we can close the gap in operating margins with our peer group over time. We believe an 8% operating margin is still attainable within the next three years or so, and we are very pleased with the progress we made in 2006 toward that goal. We are poised to make continued progress on achieving our operating margin targets in 2007.”

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Sadove noted, “Our main focus areas for 2007 will be to:

•	Continue to improve by-store merchandise assortments through:

¡	Further refining our “9-box” balance in every store

¡	Further expansion of private brands and other distinctive businesses

¡	Strengthening our luxury matrix particularly in the flagship stores and with our top 25 vendors

¡	Continuation of the very successful ‘Want It!’ campaign, focusing on key items.

•	Drive incremental gross margin improvement through further refinements to the merchandise planning and allocation organization, processes, and systems.

•	Complete the consolidation and integration of all corporate functions and create a competitive cost-effective support infrastructure.

•	Rebalance our marketing spend by increasing local marketing efforts.

•

Continue to improve the customer experience and increase sales productivity through the roll-out of the new point-of-sale system to 18 additional locations, including the New York flagship store, and expansion of performance-based commissioned programs.

•	Make additional targeted capital investments, particularly in high-impact vendor shops and first-floor selling space, with a keen focus on return on investment.

•	Produce outsized growth in the Saks Direct business through further merchandise assortment expansion and continued service and site-functionality enhancements.

•	Continue to grow and improve the profitability of the Off 5th business through expansion of Saks Fifth Avenue private-brand merchandise and key-item selections.”

Management believes that the Company’s operating margin (excluding the impact of certain items outlined below) should approach 4% in 2007, predicated upon the following assumptions:

•	Comparable store sales growth of low double digits in the spring and mid-to-high single digits in the fall.

•	Modest gross margin rate improvement.

•

Modest SG&A leverage, excluding the impact of certain items previously outlined including the FAS 123(r) charge, investigation expenses, and severance and retention expenses. Through the first half of 2007, SG&A will continue to be impacted by such items as investigation expenses, severance, and retention. (Excluding these outlined items, SG&A totaled approximately $748 million, or 25.5% as a percent of sales, in 2006.)

•	Interest expense approximating $50 million, based on current debt levels.

•	Depreciation and amortization of approximately 130 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 150 million.

Sadove noted, “I am very pleased with the progress we have made and continue to make on streamlining our organizational structure and right-sizing our organization. 2007 will continue to be a transition year as we finalize the integration and consolidation process by the end of the second quarter. We will continue to work aggressively to identify sufficient expense reductions to drive additional leverage over time.”

Based on the sales assumptions outlined above and excluding the impact of such items as retention and severance, investigation-related expenses, and transition costs, management believes that it can achieve approximately 125 basis points of leverage in SG&A expenses and Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) combined in 2007.

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Management estimates that annual capital expenditures will total approximately $125 million to $150 million, which will include store renovations, maintenance capital, and ongoing information technology and logistics improvements.

Sales Detail

For the current year, the fourth quarter and fiscal year periods ended February 3, 2007 and included 14 weeks and 53 weeks, respectively. For the prior year, fourth quarter and fiscal year periods ended January 28, 2006 and included 13 weeks and 52 weeks, respectively. Comparable store sales numbers below do not reflect the benefit of the additional week and are based on comparisons of the 13 weeks and 52 weeks ended January 27, 2007 to the prior year comparable periods. The current year fourth quarter includes an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers.

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the periods ended February 3, 2007 compared to last year’s periods ended January 28, 2006 were:

	This Year	Last Year	Total Increase	Comparable Increase
Fourth quarter	$955.0	$817.8	16.8%	9.9%
Fiscal year	$2,940.0	$2,778.3	5.8%	4.9%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Fourth quarter	$10.0	$9.2
Fiscal year	$27.1	$26.2

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, March 7, 2007 to discuss fourth quarter and year-end results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 5810822).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

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About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	February 3, 2007		January 28, 2006
Net sales	$955,000	100.0%	$817,773	100.0%
Cost of sales	593,084	62.1%	543,134	66.4%

Gross margin	361,916	37.9%	274,639	33.6%

Selling, general and administrative expenses	255,520	26.8%	214,863	26.3%
Other operating expenses:
Property and equipment rentals	29,612	3.1%	26,400	3.2%
Depreciation & other amortization	35,433	3.7%	38,574	4.7%
Taxes other than income taxes	18,696	2.0%	21,434	2.6%
Store pre-opening costs	238	0.0%	299	0.0%
Impairments and dispositions	4,433	0.5%	9,988	1.2%

Operating income (loss)	17,984	1.9%	(36,919)	-4.5%
Other income (expense):
Interest expense	(12,385)	-1.3%	(12,713)	-1.6%
Loss on extinguishment of debt	—	0.0%	(355)	0.0%
Other income, net	6,459	0.7%	1,256	0.2%

Income (loss) from continuing operations before provision (benefit) for income taxes	12,058	1.3%	(48,731)	-6.0%
Provision (benefit) for income taxes	(9,558)	-1.0%	(18,848)	-2.3%

Income (loss) from continuing operations	21,616	2.3%	(29,883)	-3.7%
Discontinued operations:
Income from discontinued operations	—	0.0%	76,159	9.3%
Gain (loss) on disposal of discontinued operations	(158)	0.0%	7	0.0%
Provision (benefit) for income taxes	(63)	0.0%	48,525	5.9%

Income (loss) from discontinued operations	(95)	0.0%	27,641	3.4%

Net income (loss)	$21,521	2.3%	$(2,242)	-0.3%

Per-share amounts - Income (loss) from continuing operations
Basic earnings (loss) per common share:	$0.16		$(0.22)
Diluted earnings (loss) per common share:	$0.14		$(0.22)

Per-share amounts - Net income (loss)
Basic earnings (loss) per common share:	$0.16		$(0.02)
Diluted earnings (loss) per common share:	$0.14		$(0.02)

Weighted average common shares:
Basic	138,391		136,406
Diluted	151,422		136,406

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Fiscal Year Ended
	February 3, 2007		January 28, 2006
Net sales	$2,940,003	100.0%	$2,778,333	100.0%
Cost of sales	1,804,294	61.4%	1,754,833	63.2%

Gross margin	1,135,709	38.6%	1,023,500	36.8%
Selling, general and administrative expenses	819,218	27.9%	830,494	29.9%
Other operating expenses:
Property and equipment rentals	114,718	3.9%	109,001	3.9%
Depreciation & other amortization	128,522	4.4%	133,556	4.8%
Taxes other than income taxes	80,614	2.7%	85,016	3.1%
Store pre-opening costs	597	0.0%	1,227	0.0%
Impairments and dispositions	12,443	0.4%	(7,848)	-0.3%

Operating loss	(20,403)	-0.7%	(127,946)	-4.6%
Other income (expense):
Interest expense	(50,136)	-1.7%	(77,188)	-2.8%
Gain (loss) on extinguishment of debt	7	0.0%	(29,375)	-1.1%
Other income, net	28,407	1.0%	7,705	0.3%

Loss from continuing operations before benefit for income taxes	(42,125)	-1.4%	(226,804)	-8.2%

Benefit for income taxes	(34,783)	-1.2%	(93,161)	-3.4%

Loss from continuing operations	(7,342)	-0.2%	(133,643)	-4.8%

Discontinued operations:
Income from discontinued operations	1,459	0.0%	165,433	6.0%
Gain on disposal of discontinued operations	191,918	6.5%	156,010	5.6%
Provision for income taxes	132,293	4.5%	165,452	6.0%

Gain from discontinued operations	61,084	2.1%	155,991	5.6%

Net income	$53,742	1.8%	$22,348	0.8%

Per-share amounts - Loss from continuing operations
Basic loss per common share:	$(0.05)		$(0.97)
Diluted loss per common share:	$(0.05)		$(0.97)

Per-share amounts - Net income
Basic earnings per common share:	$0.40		$0.16
Diluted earnings per common share:	$0.40		$0.16

Weighted average common shares:
Basic	135,880		138,348
Diluted	135,880		138,348

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	February 3, 2007	January 28, 2006
ASSETS
Current assets
Cash and cash equivalents	$277,883	$77,312
Merchandise inventories	785,302	807,211
Other current assets	146,893	165,085
Deferred income taxes, net	40,763	119,558
Current assets - held for sale	—	475,485

Total current assets	1,250,841	1,644,651

Property and equipment, net	1,099,331	1,340,868
Property and equipment, net - held for sale	—	436,412
Goodwill and intangibles, net	324	181,644
Goodwill and intangibles, net - held for sale	—	1,789
Deferred income taxes, net	152,754	191,480
Other assets	41,053	42,549
Other assets - held for sale	—	11,332

TOTAL ASSETS	$2,544,303	$3,850,725

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$231,038	$190,064
Accrued expenses and other current liabilities	395,075	450,115
Current portion of long - term debt	236,667	7,803
Current liabilities - held for sale	—	197,068

Total current liabilities	862,780	845,050

Long-term debt	450,010	688,080
Long-term debt - held for sale	—	34,656
Other long-term liabilities	135,374	203,583
Long-term liabilities - held for sale	—	79,973

Total shareholders’ equity	1,096,139	1,999,383

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,544,303	$3,850,725